EXHIBIT 4.1

PNM RESOURCES, INC.
AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

SECTION 1
 ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE OF PEP

1.1              Background and Establishment.  PNM Resources, Inc. (the "Company"), a New Mexico corporation, previously established the "PNM RESOURCES, INC. OMNIBUS PERFORMANCE EQUITY PLAN" (the "Prior Plan") for Employees.  The Company now wishes to amended and restate the Prior Plan and hereby adopts the "PNM RESOURCES, INC. AMENDED AND RESTATED OMNIBUS PERFORMANCE EQUITY PLAN" (the "PEP") for Employees and Nonemployee Directors.  The PEP permits the grant of Stock Options, Restricted Stock Rights, Performance Shares, Performance Units, and Stock Appreciation Rights.

1.2              Purpose.  The purpose of the PEP is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by Employees and Nonemployee Directors, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Employees and Nonemployee Directors upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

1.3              Effective Date.  The Prior Plan was originally effective upon the effective date of the closing of the mandatory share exchange under the New Mexico Business Corporation Act, N.M.Stat.Ann. §53-13-13 (1983), which resulted in the Company becoming the holding company for the Public Service Company of New Mexico ("Original Effective Date").  The PEP is effective as of the date approved by the Company's shareholders at its 2005 Annual Meeting ("Effective Date").

SECTION 2
 DEFINITIONS

2.1              Definitions.  Whenever used herein, the following terms will have their respective meanings set forth below:

(a)               "Annual Meeting" or Annual Meeting Date" means the dates established for the annual meetings of the Company's shareholders pursuant to the Company's Bylaws.

(b)               "Award" means any Option, Restricted Stock Right, Performance Share,  Performance Unit or Stock Appreciation Right granted under this PEP.

(c)                "Board" means the Board of Directors of the Company.

(d)               "Cause," means termination of employment or directorship due to (i) the failure of a Participant to substantially perform his or her duties with an Employer (provided that this provision will not apply if the failure results from the Participant's incapacity due to physical or mental illness), or (ii) the engaging by the Participant in conduct which is injurious to an Employer, monetarily or otherwise.

(e)               "Change in Control," subject to the exceptions and modifications set forth at the end of this Subsection (e), shall be deemed to have occurred (any required approval, including any final nonappealable regulatory order, having been obtained):

(i)                 if any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (as hereinafter defined), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

(ii)               if, during any period of two (2) consecutive years, the following individuals cease, for any reason, to constitute a majority of the Board:

(1)               directors who were directors at the beginning of such period; and

(2)               any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (such new directors being referred to as "Approved New Directors");

(iii)             upon the shareholder approval of a merger or consolidation of the Company with any other corporation; or

(iv)             upon the shareholder approval of the adoption of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

Subsection (e)(i) shall not apply if the "person" as referred to therein is, or shall be, (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (b) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

In Subsection (e)(ii), the Approved New Director shall not include a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Subsection (e)(i), (e)(iii) or (e)(iv) hereof.

Subsection (e)(iii) shall not apply to a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(f)                 "Code" means the Internal Revenue Code of 1986, as amended.

(g)               "Committee" means the Human Resources and Compensation Committee of the Board or any such other committee as may be designated by the Board to administer the PEP, the membership of such committee not being less than two (2) members of the Board.  All Committee members must be "non-employee directors" (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions for exemption of the Awards under the PEP from Section 16(b) of the Exchange Act.

(h)               "Company" means PNM Resources, Inc., a New Mexico corporation.

(i)                 "Disability" means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  The permanence and degree of impairment shall be supported by medical evidence.

(j)                 "Employee" means an individual who is classified by an Employer as a common law employee (or who would be considered a common law employee if such person was not on an authorized leave of absence).  Regardless of any subsequent determination by a court or a governmental agency that an individual should be treated as a common law employee, an individual will be considered an Employee under the PEP only if such individual has been so classified by an Employer for purposes of the PEP.  Examples of individuals who are not Employees of an Employer include (i) consultants, (ii) leased employees as defined in Code Section 414(n), (iii) individuals providing services to an Employer pursuant to a contract with the third-party, (iv) independent contractors, (v) employees of independent contractors, (vi) interns, and (vii) co-op employees.

(k)               "Employer" means the Company, or any of its subsidiaries which has by resolution of the subsidiary's Board affirmatively adopted the PEP.

(l)                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(m)             "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(n)               "Fair Market Value" means the closing sale price of one share of Stock for "New York Stock Exchange Composite Transactions," as reported in the Western Edition of the Wall Street Journal, or a successor comparable publication, on the date such value is determined (or if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded).

(o)               "Grant Date" means the date the Committee approves the Award.

(p)               "Impaction" means involuntary termination of an Employee's employment due to elimination of job, position, department or work unit or general downsizing.

(q)               "Nonemployee Director" means any member of the Board who, as of the Grant Date, is not an Employee.

(r)                "Option" means the right to purchase Stock at a stated price for a specified period of time.  For purposes of the PEP an Option may be either (i) a "nonstatutory stock option" (an option which is not an incentive stock option), or (ii) an "incentive stock option" within the meaning of Section 422 of the Code.

(s)                "Participant" means any Employee or Nonemployee Director who is selected by an Employer, or the Committee (in the case of a Nonemployee Director), from time to time to participate in the PEP; provided, however, that all Employees who are selected to participate in the PEP shall be subject to approval by the President, in his or her sole discretion.  Notwithstanding the above, the President's right to participate in the PEP shall be determined in the sole discretion of the Committee.

(t)                 "Performance Period" means the time period during which the performance goals must be met as determined by the Committee.

(u)               "Performance Share" means a right to receive a payment in the form of Stock equal to the value of a Performance Share as determined by the Committee.

(v)               "Performance Unit" means a right to receive a payment in cash or Stock or a combination thereof equal to the value of a Performance Unit as determined by the Committee.

(w)              "PEP" shall mean the PNM Resources, Inc. Amended and Restated Omnibus Performance Equity Plan as set forth in this document and as amended from time to time.

(x)               "President" means the President of the Company.

(y)               "Restricted Period" means the period during which a Restricted Stock Right, Performance Share or Performance Unit is subject to restrictions pursuant to the relevant provisions of the PEP.

(z)                "Restricted Stock Right" means the right to receive a share of Stock at no monetary cost to the Participant.

(aa)           "Retainer" means the annual retainer to which each Nonemployee Director is entitled, as may be determined by the Board from time to time, in effect on the Grant Date.

(bb)           "Retirement," for purposes of this PEP, shall mean termination of employment and attainment of:

(i)                 age forty-five (45) and twenty (20) years of service;

(ii)               age fifty-five (55) and ten (10) years of service;

(iii)             age 59½; or

(iv)             any age and thirty (30) years of service.

In the case of a Nonemployee Director, Retirement means (i) a Nonemployee Director's retirement and related resignation from the Board pursuant to the "Director Service Policy" or equivalent policy that may be adopted or amended from time to time by the Board, or (ii) completion of the Nonemployee Director's elected term, pursuant to circumstances in which he or she is not reelected for an ensuing term for any reason other than for Cause.

(cc)            "Stock" means the Common Stock of the Company, no par value.

(dd)           "Stock Appreciation Right" and "SAR" mean the right to receive a payment in Stock from the Company equal to the excess of the Fair Market Value of the share of Stock at the date of exercise over a specified price fixed by the Committee, which shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the Grant Date.  In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option exercise price.

(ee)           "Year of Service" for purposes of this PEP shall have the same meaning as set forth in Section 2.1(yy) of the PNM Resources, Inc. Employees' Retirement Plan, as amended from time to time ("ERP"), and shall include service with a predecessor organization as set forth in Section 3.3(d) of the ERP.

2.2              Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender when used in the PEP will include the feminine gender, the singular will include the plural, and the plural will include the singular.

SECTION 3
 ELIGIBILITY AND PARTICIPATION

Awards may be made only to those Participants who are Employees of an Employer or Nonemployee Directors on the Grant Date of the Award.

SECTION 4
 ADMINISTRATION

4.1              Administration.  The Committee shall be responsible for the administration of the PEP.  The Committee, by majority action thereof, is authorized to interpret the PEP, to prescribe, amend, and rescind rules and regulations relating to the PEP, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the PEP, but only to the extent not contrary to the express provisions of the PEP.  Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the PEP shall be final, binding and conclusive for all purposes of the PEP.

4.2              Awards.  The Committee shall have the authority, in its sole discretion, to determine the types of Awards, the times when Awards shall be granted, the number of Awards, the purchase price or exercise price, if any, the period(s) during which such Awards shall be exercisable (whether in whole or in part), the restrictions applicable to Awards, and the other terms and provisions thereof (which need not be identical).  The Committee shall have the authority to modify existing Awards, subject to Section 17 of this PEP.

4.3              Award Agreement.  Each Award shall be evidenced by an agreement that shall specify the type of Award granted and such other provisions and restrictions as the Committee shall determine.

4.4              Claims.  Any claim relating to an Award granted under this PEP shall be submitted to the Committee or its designee.  The Committee shall render a written decision and, if there is an adverse determination with respect to the claim, either in whole or in part, the decision will set forth the basis for the determination.  If the Committee does not render a decision within one hundred and twenty (120) days, the claim shall be deemed denied.

SECTION 5
 STOCK SUBJECT TO PEP

5.1              Number.  The total number of shares of Stock subject to all Awards under the PEP may not exceed eight million two hundred fifty thousand (8,250,000), subject to adjustment upon occurrence of any of the events indicated in Section 5.3.  The number of shares of Stock subject to Restricted Stock Right, Performance Share, Performance Unit, and Stock Appreciation Right Awards may not exceed four hundred fifty thousand (450,000), subject to adjustment upon occurrence of any of the events indicated in Section 5.3.  The shares to be delivered under the PEP may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.

5.2              Availability of Stock for Grant.  Subject to the express provisions of the PEP, if any Award granted under the PEP terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to or surrendered for such Award will again be Stock available for the grant of an Award.  With respect to Awards made to insiders under Section 16 of the Exchange Act, shares of such Stock may be reused to the maximum extent permitted under Section 16 of the Exchange Act.

5.3              Adjustment in Capitalization.  In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the PEP and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.  Any adjustment to an incentive stock option shall be made consistent with the requirements of Section 424 of the Code.

5.4              Annual Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the PEP to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant during any of the Company's fiscal years with respect to one or more Awards shall be five hundred thousand (500,000).

SECTION 6
 DURATION OF PEP

The PEP shall remain in effect, subject to the Board's right to terminate the PEP earlier pursuant to Section 17 herein, until all Awards hereunder shall have expired or terminated or shall have been exercised or fully vested, and any Stock subject thereto shall have been purchased or acquired pursuant to the provisions thereof.  Notwithstanding the foregoing, no Award may be granted under the PEP after December 31, 2015.

SECTION 7
 STOCK OPTIONS

7.1              Grant of Options.  Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee shall have complete discretion in determining the number of Options granted to each Participant.  The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant except discounted options.  To the extent the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by a Participant in any calendar year (under this PEP and any other Plans of the Company) exceeds the limitations set forth in Code Section 422(d), as amended, such Options shall not be deemed incentive stock options.  In determining which Options may be treated as non-qualified options under the preceding sentence, Options will be taken into account in the order of their Grant Dates.  No incentive stock option may be granted to any person who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.  Nothing in this Section 7 of the PEP shall be deemed to prevent the grant of nonstatutory stock options in amounts which exceed the maximum established by Section 422 of the Code.

7.2              Exercise Price.  No Option shall be granted pursuant to the PEP at an exercise price that is less than the Fair Market Value of the Stock on the Grant Date.

7.3              Duration of Options.  Each Option shall expire at such time or times as the Committee shall determine at the time it is granted; provided, however, that no incentive stock option may be granted later than ten (10) years from the date the PEP is adopted or approved by the shareholders, whichever is earlier.

7.4              Exercisability of Options.  Options granted under the PEP shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no Option shall be exercisable later than ten (10) years from the Grant Date.

7.5              No Obligations to Exercise Options.  The granting of an Option will impose no obligation upon the Participant to exercise such Option.

7.6              Payment.  The purchase price of Stock upon exercise of any Option shall be paid in full either (i) in cash, (ii) in previously-acquired Stock (through actual tender or by attestation) held for more than six (6) months, valued at its Fair Market Value on the date of exercise, or (iii) by a combination thereof as determined by the Committee.  The Committee in its sole discretion may also permit a Participant to make payment of the purchase price upon exercise of any Option through a broker-assisted "cashless" exercise arrangement by delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.  The proceeds from payment of exercise prices shall be added to the general funds of the Company and shall be used for general corporate purposes.

7.7              Delivery of Shares.  Within an administratively reasonable period of time after the exercise of an Option, and the payment of the full exercise price, and the satisfaction of all withholding obligations incurred pursuant to such exercise, the Participant shall receive a Stock certificate evidencing his or her ownership of such Stock.  A Participant shall have none of the rights of a shareholder with respect to Options until the record date of the Stock purchase.  No adjustment will be made for dividends or other rights for which the record date is prior to the date such Stock certificate is issued in the Participant's name.

SECTION 8
 RESTRICTED STOCK RIGHTS

8.1              Grant of Restricted Stock Rights.  Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant Restricted Stock Rights under the PEP to such Participants and in such amounts as it shall determine.

8.2              Voting Rights.  During the Restricted Period, Participants holding the Restricted Stock Rights granted hereunder shall have no voting rights with respect to the shares subject to such Restricted Stock Rights prior to the issuance of such shares pursuant to the PEP.

8.3              Dividend Equivalents and Other Distributions.  During the Restricted Period, at the discretion of the Committee, Participants holding Restricted Stock Rights may be entitled to receive dividend equivalents and other distributions paid with respect to those Rights while they are so held.

8.4              Form and Timing of Payment.  Upon the satisfaction of the restrictions, shares will be issued to the Participant.

SECTION 9
 PERFORMANCE SHARES AND PERFORMANCE UNITS

9.1              Grant of Performance Shares or Performance Units.  Subject to the provisions of Sections 5 and 6, Performance Shares or Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant.

9.2              Value of Performance Shares and Performance Units.  Each Performance Share and each Performance Unit shall have a value determined by the Committee at the time of grant.  The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the ultimate value of the Performance Share or Performance Unit to the Participant.  The time period during which the performance goals must be met shall be called a Performance Period and shall be determined by the Committee.

9.3              Form and Timing of Payment.  For Performance Shares, payment shall be made in Stock.  For Performance Units, payment shall be made in cash, Stock or a combination thereof as determined by the Committee.  Payment shall be made in a lump sum.

SECTION 10
 STOCK APPRECIATION RIGHTS

10.1          Grant of Stock Appreciation Rights.  Subject to the provisions of Sections 5 and 6, Stock Appreciation Rights ("SARs") may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised.  Alternatively, SARs may be granted independently of Options.

10.2          Exercisability of SARs.  SARs granted under the PEP shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.

10.3          Exercise of SARs.  Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying:

(a)               The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the Grant Date, by

(b)               The number of shares with respect to which the SAR is exercised.

10.4          Form and Timing of Payment.  Payment for SARs shall be made in Stock.

10.5          Rule 16b-3 Requirements.  Notwithstanding any other provision of the PEP, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule), under the Exchange Act.

10.6          Term of SAR.  The term of an SAR granted under the PEP shall not exceed ten (10) years.

SECTION 11
 NONEMPLOYEE DIRECTOR RETAINER GRANTS

11.1          Payment of Retainer.  The Retainer is payable in cash or Awards.  The Board shall determine the amount of cash, the number of shares of Stock subject to any Award payable to each Nonemployee Director under this PEP, and may take into consideration any relevant factors, such as shortened term, in setting the amount of Retainer payable to each Nonemployee Director.

11.2          Grant Date.  Unless the Board or Committee determines otherwise, the Grant Date for Awards and distribution of cash under this PEP shall be each Annual Meeting Date.

11.3          Term of Awards.  Subject to the limitations set forth in this PEP, Awards granted to Nonemployee Directors shall be subject to such terms and conditions as set forth in each Award agreement as determined by the Committee in its sole discretion.

11.4          Termination of Service.

(a)               Nonvested Awards.  If a Nonemployee Director holds any nonvested Awards upon a termination of service as a Nonemployee Director due to death, Disability, Retirement, or Change in Control, all such nonvested Awards shall become one hundred percent (100%) vested.  Upon a termination of service as a Nonemployee Director for any reason other than death, Disability, Retirement, or Change in Control, all nonvested Awards shall be canceled.

(b)               Vested Awards.  If a Nonemployee Director holds any vested Awards upon a termination of service as a Nonemployee Director for any reason other than for Cause, a vested Award shall be exercisable on or before the earlier of:  (i) one (1) year following the termination of service, or (ii) the tenth (10th) anniversary date of the Grant Date of the Award.  Upon a termination of service for Cause, all vested Awards shall be canceled.

SECTION 12
 RESTRICTIONS

The Committee shall impose such restrictions on any Awards under the PEP as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Stock is then listed and under any blue sky or state securities laws applicable to such Awards.

SECTION 13
 TERMINATION OF EMPLOYMENT

13.1          Termination of Employee's Employment Due to Death, Disability, Retirement, Impaction or Change in Control.

(a)               Nonvested Awards.

(i)                 Options and SARs.  If a Participant holds any nonvested Options or SARs upon a termination of employment due to death, Disability, Retirement, Impaction, or Change in Control, all such nonvested Options or SARs shall become one hundred percent (100%) vested.

(ii)               Restricted Stock Rights, Performance Shares and Performance Units.  If a Participant holds any nonvested Restricted Stock Rights, Performance Shares or Performance Units upon a termination of employment due to death, Disability, Retirement, Impaction or Change in Control, all such nonvested Restricted Stock Rights, Performance Shares or Performance Units shall vest as follows:

(1)               If the restriction is based on meeting certain service requirements, the Restricted Stock Rights, Performance Shares or Performance Units shall become one hundred percent (100%) vested at termination of employment.

(2)               If the restriction is based on meeting certain performance requirements, the Restricted Stock Right, Performance Share or Performance Unit shall vest at the end of the Performance Period.  The Participant shall receive pro rata shares and/or cash payment based on the target award level of achievement prorated for the number of full months of service during the Performance Period.  Distribution of shares and/or cash payment shall be made at termination of employment.

(b)               Vested Awards.

(i)                 Options and SARs.  If a Participant holds any vested Options or SARs upon a termination of employment due to death, Disability, Retirement, Impaction or Change in Control, vested Options or SARs shall be exercisable on or before the earlier of: (i) three (3) years following the termination of employment or (ii) the tenth (10th) anniversary date of the Grant Date of the Options or SARs.

(ii)               Incentive Stock Options.  Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a termination of employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).

(iii)             Restricted Stock Rights, Performance Shares and Performance Units.  If a Participant holds any vested Restricted Stock Rights, Performance Shares or Performance Units subject to a deferral period, payment shall be made at termination of employment.

13.2          Voluntary Termination or Involuntary Termination of Employment For Reasons Other Than Impaction or Cause.

(a)               Nonvested Awards.  If a Participant holds any nonvested Awards upon voluntary termination or involuntary termination of employment for reasons other than Impaction or Cause, all such nonvested Awards shall be canceled.

(b)               Vested Awards.

(i)                 Options and SARs.  If a Participant holds any vested Options or SARs upon voluntary termination or involuntary termination of employment for reasons other than Impaction or Cause, such vested Options or SARs shall be exercisable on or before the earlier of: (i) three (3) months following the termination date or (ii) the tenth (10th) anniversary of the Grant Date of the Options or SARs.

(ii)               Restricted Stock Rights, Performance Shares and Performance Units.  If a Participant holds any vested Restricted Stock Rights, Performance Shares and Performance Units which are subject to a deferral period upon voluntary termination or involuntary termination of employment for reasons other than Impaction or Cause, payment shall be made at termination of employment.

13.3          Termination of Employment for Cause.  If a Participant holds any Awards, whether vested or nonvested, all Awards shall terminate immediately and shall be forfeited upon a termination of employment for Cause.

13.4          Disposition of Vested Awards Upon Death.  If a Participant dies without having fully exercised his or her vested Awards, the estate or beneficiary, if such designation was made for purposes of the PEP, shall have the right to exercise the Awards pursuant to the terms and conditions contained herein.

13.5          Discretion of Committee.  Notwithstanding the above, the Committee may, at any time and in its sole discretion, alter the vesting and exercise provisions for all or part of the Awards which have been or will be granted to Participants, subject to Section 17 of the PEP.

SECTION 14
 NON-TRANSFERABILITY

The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the PEP.  Unless otherwise determined by the Committee, no Award granted under the PEP may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, or, if applicable, until the termination of any Restricted or Performance Period as determined by the Committee.

SECTION 15
 EMPLOYER DISCRETION

15.1          Employment.  Nothing in the PEP shall interfere with or limit in any way the right of any Employer to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Employer.

15.2          Participant.  No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

SECTION 16
 SUBSTITUTION OF AWARDS

Any Award may be granted under this PEP in substitution for Awards held by any individual of other corporations who is about to become an Employee of an Employer or a Nonemployee Director as the result of a merger, consolidation or reorganization of the corporation with an Employer, or the acquisition by an Employer of the assets of the corporation, or the acquisition by an Employer of stock of the corporation as the result of which it becomes a subsidiary of an Employer.  The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this PEP to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.  However, in the event that the Award for which a substitute Award is being granted is an incentive stock option, no variation shall adversely affect the status of any substitute Award as an incentive stock option under the Code.

SECTION 17
 AMENDMENT, MODIFICATION, AND TERMINATION OF PEP

The Board may at any time, and from time to time, terminate, amend or modify the PEP; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law or any exchange on which shares of Stock are listed.  Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the President the authority to approve non-substantive amendments to the PEP.  No amendment, modification, or termination of the PEP or any Award under the PEP shall in any manner adversely affect any Award theretofore granted under the PEP without the consent of the holder thereof (unless such change is required in order to cause the benefits under the PEP to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).  Except as provided in Section 5.3, neither the Board, the President nor the Committee may reduce the purchase price or exercise price of any outstanding Award without the approval of the shareholders.

SECTION 18
 TAX WITHHOLDING

18.1          Tax Withholding.  The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the PEP.  To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

18.2          Form of Payment.  To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (i) using already owned shares that have been held by the Participant for at least six (6) months; (ii) a broker-assisted "cashless" transaction; or (iii) directing the Company to apply shares of Stock to which the Participant is entitled as a result of the exercise of an Option or the lapse of a Restricted Period (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory withholding amount.

18.3          Tax Upon Disposition of Shares Subject to § 422 Restrictions.  In the event that a Participant shall dispose (whether by sale, exchange, gift, the use of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, or any like transfer) of any shares of Stock of the Company (to the extent such shares are deemed to be purchased pursuant to an incentive stock option) acquired by him within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares, he will notify the secretary of the Company no later than fifteen (15) days from the date of such disposition of the date or dates and the number of shares disposed of by him and the consideration received, if any, and, upon notification from the Company, promptly forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.

SECTION 19
 INDEMNIFICATION

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the PEP and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

SECTION 20
 REQUIREMENTS OF LAW

20.1          Requirements of Law.  The granting of Awards and the issuance of shares and/or cash under the PEP shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

20.2          Governing Law.  The PEP, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Mexico. This PEP is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.

20.3          Code Section 162(m).  If the PEP is subject to Section 162(m) of the Code, it is intended that the PEP comply fully with and meet all the requirements of Section 162(m) of the Code so that Awards granted hereunder shall constitute "performance-based" compensation within the meaning of such section.  If any provision of the PEP would disqualify the PEP or would not otherwise permit the PEP to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Participant of any Award previously granted hereunder.

20.4          Code Section 409A.  If any payments under this PEP are subject to the provisions of Code Section 409A, it is intended that the PEP comply fully with and meet all the requirements of Code Section 409A.  Specifically, if any payments under this PEP are subject to Code Section 409A and are made on account of termination of employment to any Participant who qualifies as a "key employee" (as defined in Code Section 416(i) and the regulations thereunder), such payment shall not be made to the Participant earlier than the end of the six-month period following such Participant's termination of employment.

SECTION 21
 FUNDING

The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the PEP.  Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder.  The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.

PNM RESOURCES, INC.

     May 17, 2005                                                 By        /s/ Jeffry E. Sterba
            Date                                                                 Jeffry E. Sterba
                                                                                     Chairman, President, and Chief Executive Officer